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                                                                    EXHIBIT 99.1


(NORTHERN BORDER PARTNERS, L.P. LOGO)          News         13710 FNB Parkway
                                               Release      Omaha, NE 68154-5200

                                               For Further Information
                                               Contact:

                                               Media Contact:
                                               Beth Jensen
                                               (402) 492-3400

                                               Investor Contact:
                                               Ellen Konsdorf
                                               (877) 208-7318


NORTHERN BORDER PARTNERS, L.P. DECLARES
FOURTH QUARTER 2003 CASH DISTRIBUTION

FOR IMMEDIATE RELEASE:  Monday, February 9, 2004

         OMAHA - The Partnership Policy Committee of Northern Border Partners, L.P. (NYSE - NBP) today declared the Partnership's quarterly cash distribution of $0.80 per common unit for the fourth quarter 2003. The indicated annual rate is $3.20. The distribution will be payable on February 20, 2004 to unitholders of record February 17, 2004.

         Northern Border Partners earlier delayed the declaration of its fourth quarter 2003 distribution due to the then-scheduled hearing date of February 2, 2004 on Enron Corp.'s pending application for exemption under the Public Utility Holding Company Act of 1935 (PUHCA). By Securities and Exchange Commission (SEC) order entered February 6, 2004, the hearing date has been postponed until further notice on the condition that a status report on Enron's offer of settlement is provided no later than March 8, 2004.

         Northern Border Partners also reports that Enron has filed an application with the SEC requesting authorization for, among other items, certain transactions specific to Northern Border Partners, including a request to permit Northern Border Partners to declare and pay future distributions. Further, the application seeks authority for Northern Border Partners to invest as much as an additional $1 billion in natural gas gathering, processing, storage and transportation assets and to issue and sell debt and equity securities as may be required to fund such investments or acquisitions.


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         Enron's application is predicated on its registration under PUHCA once the requested authorizations are received. It is intended that the authorizations be effective until the earlier of the deregistration of Enron under PUHCA or July 31, 2005. Before any order by the SEC on the requested authorizations is issued, the application will be subject to a statutory notice period.

         As a result of these developments, the Partnership determined it could proceed with the declaration and payment of the distribution for the quarter ended December 31, 2003. Approval of Enron's application as filed would assure that Northern Border Partners' normal schedule for future distributions would not be impacted by Enron's registration under PUHCA.

         All notices, orders and the application can be accessed through the SEC website at http://www.sec.gov.



This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include developments in the voluntary petition for bankruptcy including Enron's formation of CrossCountry Energy, of which Northern Plains Natural Gas Company and Pan Border Gas Company would be a part; potential denial by the Securities and Exchange Commission of Enron's application for exemption under the Public Utility Holding Company Act of 1935 (PUHCA); and potential regulation under PUHCA.